EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

December 13, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Lux Digital Pictures, Inc.
Santa Barbara, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 3 or 15(d) of the Securities and Exchange Act of 1934, filed by Lux Digital Pictures, Inc. of our report dated December 12, 2012, relating to the financial statements of Lux Digital Pictures, Inc., a Wyoming Corporation, as of and for the years ending August 31, 2012 and 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC